EXHIBIT 3.2

Certificate of Change Pursuant to NRS 78.209

CERTIFICATE   OF  CHANGE  FILED   PURSUANT  TO  NRS  78.209  FOR  NEVADA  PROFIT
CORPORATIONS

1.   Name of corporation: Europe Trade Agency Ltd.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 50,000,000, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of the shares after the change: 172,744,750, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: 3,454,895

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
         The company shall issue such additional fractions of a share as is necessary to increase the fractional share to a full share.

7.   Effective date of filing (optional):

                                   /s/ Thomas Lamb               President
8.   Officer   Signature:    ______________________________   __________________
                                        Signature                   Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.